OFFICE OF THE SECRETARY OF STATE

 RESTATED
CERTIFICATE OF INCORPORATION

WHEREAS, the Restated Certificate of Incorporation of

FIRST KEATING CORPORATION

Has been filed in the office of the Secretary of State as provided by the laws of the State of Oklahoma.

NOW THEREFORE, I, the undersigned, Secretary of State of the State of Oklahoma, by virtue of the powers vested in me by taw, do hereby issue this certificate evidencing such filing

IN TESTIMONY WHEREOF, I hereunto set my hand and cause to be affixed the Great Seal of the State of Oklahoma

Filed in the City of Oklahoma City this 11TH day of MAY, 2001.

/s/
Secretary of State

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION	FILED
OF	May 11, 2001
FIRST KEATING CORPORATION	Oklahoma Secretary
Of State

ARTICLE I

NAME

The name of the corporation is First Keating Corporation.

ARTICLE II

REGISTERED OFFICE AND AGENT

The registered office of the corporation in the State of Oklahoma is located at 7507 South Sandusky, Tulsa, Tulsa County Oklahoma 74136-6107. The corporation's registered agent, at that office is Martin Keating.

ARTICLE III

PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Oklahoma General corporation.

ARTICLE IV

CAPITALIZATION

The total number of shares which this corporation is authorized to issues is 50,000,000 shares of Common Stock par value $.001 per share.

The Board of Directors shall have the power and authority to issue without shareholder approval debentures or other securities convertible into, or warrants or operations to subscribe for or purchase, authorized shares of Common Stock of the corporation upon such terms and conditions as shall be determined by action of the Board of Directors.

DECEIVED MAY 11 2001 OKLAHOMA SECRETARY OF STATE

ARTICLE V

NO CUMULATIVE VOTING

The holders of record of the Common Stock shall have one vote for each share held of record. Cumulative voting for the election of directors or otherwise is not permitted.

ARTICLE VI

NO PREEMPTIVE RIGHTS

No holder of record of Common Stock shall, have a preemptive right or be entitled as a matter of right to subscribe for or purchase any: (i) shares of capital stock of the corporation of any class whatsoever; (ii) warrants, options or rights of the corporation; or (iii) securities convertible into, or carrying warrants, options or rights to subscribe for or purchase, capital stock of the corporation of any class whatsoever, whether now or hereafter authorized.

ARTICLE VII

BOARD OF DIRECTORS

The Board of Directors shall consist of from one (1) to seven (7) directors who shall serve as directors until the next annual meeting of shareholders or until their respective successor is duly elected and qualified. The number of directors may be changed from time to time in accordance with the bylaws of the corporation then in effect. Election of directors at a meeting of shareholders need not be by written ballot.

ARTICLE VIII

AMENDMENT OF BYLAWS

The Board of Directors of the corporation is expressly authorized and empowered to make, alter, amend or repeal the bylaws of the corporation and to adopt new bylaws.

ARTICLE IX

POSSIBLE CONFLICTS OF INTEREST

No agreement or transaction involving the corporation or any other corporation, partnership, proprietorship, trust association or other entity in which the corporation owns an interest or in which a director or officer of the corporation has a financial interest shall be void or voidable solely for this reason or solely because any such director or officer is present at or participates in the approval of such agreement or transaction.

ARTICLE X

INDEMNIFICATION

To the full extent not prohibited by the law as in effect from time to time, the corporation shall indemnify any person (and the heirs, executors and representatives of such person) who is or was a director, officer, employee or agent of the corporation, or who, at the request of this corporation, is or was a director, officer, employee, agent, partner, or trustee, as the case may be, of any other corporation, partnership, proprietorship, trust, association or other entity in which this corporation owns an interest, against any and all liabilities and reasonable expenses incurred by such person in connection with or resulting from any claim, action, suit or proceeding, whether brought by or in the right of the corporation or otherwise and whether civil, criminal, administrative or investigative in nature, and in connection with an appeal relating thereto, in which such person is a party or is threatened to be made a party by reason of serving or having served in any such capacity.

ARTICLE XI

NO DIRECTOR LIABILITY IN CERTAIN CASES

To the maximum extent permitted by law as in effect from time to time, and specifically as of August 11, 1995, no director of the corporation shall be liable to the corporation or its shareholders for monetary damages for breach of any fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director for: (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payment of dividends or stock redemptions; or (iv) any transaction from which the director derived an improper personal benefit.

ARTICLE XII

CERTAIN COMPROMISES

Whenever a compromise or arrangement, is proposed between this corporation and its creditors or any class of them and/or between this corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Oklahoma, on the application in a summary way of this corporation or of any creditor or shareholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 1106 of Title 18 of the Oklahoma Statutes as in effect from time to time or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 1100 of Title 18 of the Oklahoma Statutes as in effect, from time to time, may order a meeting of the creditors, and/or of the shareholders or class of shareholders of this corporation, as the case may be, to be summoned in such manner as the court directs , If a majority in number representing three-fourths (3/4ths) in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, and/or on all the shareholders or class of shareholders, of this corporation, as the case may be, and also on this corporation.

IN WITNESS WHEREOF, the corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President and attested by its corporate Secretary this 9th day of May, 2001.
Martin Keating, President Martin Keating, Sole Director

ATTEST:

Martin Keating, Secretary

STATE OF OKLAHOMA  )

) ss.

COUNTY Of TULSA          }

I, a Notary Public, hereby certify that on the 9th day of May, 2001, personally appeared before me, Martin Keating, who after having been duly sworn, declared that he is President and Sole Director of First Keating Corporation, that he signed the foregoing Amended and Restated Certificate of Incorporation as his free and voluntary act and deed for and on behalf of that corporation for the uses and purposes therein stated and that the fact therein contained are true.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 9th day of May, 2001.

Notary Public

My commission expires: 1-30-2003

OKLAHOMA TAX COMMISSION

TULSA OFFICE	PHONE (913) 5812399
FACSIMILE (913) 581-2087

MAY 8, 2001

Secretary of State
Room 101, State Capitol Building
Oklahoma City OK 73105

RE: FIRST KEATING CORPORATION

Qualification Date: AUGUST 11, 1995

Dear Secretary:

This is to certify that the files of this office show the referenced corporation has filed a Franchise Tax return of the fiscal year ending June 30, 2001, and has paid the Franchise Tax as shown by said return.

No certification is made as to any corporate Franchise Taxes which may be due but not yet assessed, nor which have been assessed and protested.

This letter may not therefore be accepted for purposes of dissolution or withdrawal.

Sincerely,

OKLAHOMA TAX COMMISSION

TAXPAYER ASSISTANCE DIVISION

gdstnd doc

440 South Houston Fifth Floor Tulsa Oklahoma 7412-8917

IT IS OUR MISSION TO SERVE THE PEOPLE OF OKALHOMA BY PROMOTING TAX
COMPLALINCE THROUGH QUALITY SERVICE AND FAIR ADMINISTRATION